EX-99.h(4)

                      AMENDMENT TO ADMINISTRATION AGREEMENT

         AMENDMENT TO ADMINISTRATION AGREEMENT, effective as of December 31, 2005, by and between JULIUS BAER INVESTMENT FUNDS, a business trust established under the laws of the Commonwealth of Massachusetts (the "Fund"), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

         WHEREAS, the Fund and Bank entered into an Administration Agreement dated December 28, 1999, as amended from time to time (the "Administration Agreement"); and

         WHEREAS, the Fund and Bank desire to amend the Administration Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises set forth herein, the parties agree as follows:

         1. Amendments.

         (a) The Administration Agreement is hereby amended by inserting the following new Section 5(c):

              (c) In the case of the following transactions, not in the ordinary course of business, namely, the merger of a series of the Fund into or the consolidation of a series of the Fund with another investment company or series thereof, the sale by a series of the Fund of all, or substantially all, of its assets to another investment company or series thereof, or the liquidation or dissolution of a series of the Fund and distribution of its assets, upon the payment of the fees, disbursements and expenses of the Bank through the then remaining term of this Agreement and the payment of any expenses or other payments to or on behalf of the Fund, the Bank will complete all actions reasonably necessary to implement such merger, consolidation, or sale upon the order of the Fund set forth in an Officers' Certificate, accompanied by a certified copy of a resolution of the Board authorizing any of the foregoing transactions. Upon completion of such actions and the payment of all such fees, disbursements and expenses of the Bank, this Agreement will terminate and the Bank and the Funds shall be released from any and all obligations hereunder, provided however that each party's responsibilities hereunder pursuant to Section 6 shall continue with respect to any actions or omissions occurring prior to such termination.

         (b) Section 7(a) of the Administration Agreement is hereby amended by deleting the lead in paragraph of such Section 7(a) in its entirety and by inserting in lieu thereof, the following:

              (a) The term of this Agreement shall run from the date hereof through and including December 31, 2010 (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of any Renewal Term, as the case may be.


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         (c) The Administration Agreement is hereby amended by inserting the following new Section 11:

              11. Sarbanes Oxley and Rule 38a-1 Compliance

                      The Bank agrees to assist the Fund and the Fund's
              Officers, which shall include the Chief Compliance Officer ("CCO"), in complying with the Fund's obligations under Sarbanes Oxley and Rule 38a-1 under the 1940 Act ("Rule 38a-1"), including but not limited to: (a) periodically providing the Fund with information reasonably requested by the Fund's Officers and/or CCO about, and any available independent third-party reports on, the Bank's Rule 38a-1 compliance program ("Bank's Compliance Program"); (b) reporting any material deficiencies in the Bank's Compliance Program or the Bank's controls and procedures relating to the preparation of the Fund's financial statements to the Fund's Officers and/or CCO within a reasonable time period, provided that the Fund's Officers and/or CCO would be notified promptly of any material deficiencies in the Bank's Compliance Program or the Bank's controls and procedures relating to the preparation of the Fund's financial statements that have effected the Fund's N-CSR or N-Q filings or have had a material impact on the Fund; (c) reporting any material changes to the Bank's Compliance Program or material changes to internal controls related to financial reporting for clients to the Fund within a reasonable time period, and (d) providing the Fund with such periodic certifications regarding the foregoing as may reasonably be requested by the Fund's Officers and/or CCO, or as required by law and (e) providing the Fund with a legal or compliance senior level officer to assist in providing general oversight and monitoring of the Bank's Compliance Program as a vendor pursuant to Rule 38 a-1 and serve as a central point of contact and general liaison to the CCO. In this regard, the Bank shall use reasonable efforts to make available information, including information on the Bank's internal controls and procedures, reasonably required by the Fund's Officers and or CCO to allow the Fund to comply with the requirements of relevant rules, regulations and guidance regarding the duties of the Fund, its Officers and its Board of Trustees.

         (d) Appendix A to the Agreement is hereby amended by deleting such Appendix A in its entirety and inserting in lieu thereof Appendix A as attached hereto.

         (e) Appendix B to the Agreement is hereby amended by deleting such Appendix B in its entirety and inserting in lieu thereof Appendix B as attached hereto.

         2.   MISCELLANEOUS.

         a) Except as amended hereby, the Administration Agreement shall remain in full force and effect.

         b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first written above.

JULIUS BAER INVESTMENT FUNDS

Accepted and approved by:               /s/ TONY WILLIAMS
                                        -----------------
Print Name:                             Tony Williams
Title:                                  CEO, Julius Baer Investment Funds

Date:                                   10/18/05


Accepted and approved by:               /s/ CRAIG GIUNTA
                                        ----------------
Print Name:                             Craig Giunta
Title:                                  CFO, Julius Baer Investment Funds

Date:                                   10/18/05



INVESTORS BANK & TRUST COMPANY

Accepted and approved by:               /s/ JOHN N. SPINNEY
                                        --------------------
Print Name:                             John N. Spinney
Title:                                  Senior Vice President
                                        Chief Financial Officer
                                        Investors Bank & Trust Company

Date:                                   10/18/05







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                                   APPENDIX A

                                   PORTFOLIOS

                       Julius Baer Total Return Bond Fund
                      Julius Baer International Equity Fund
                    Julius Baer International Equity Fund II
                     Julius Baer Global High Yield Bond Fund



















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